CONFIRMING STATEMENT

This Statement confirms that the undersigned, R. Randall Rollins, has authorized and designated

Glenn P. Grove, Jr., Callum Macgregor, or Robert Fugate to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange

Commission as a result of the undersigned's ownership of or transactions in securities of Marine

Products Corporation  The authority of Glenn P. Grove, Jr., Callum Macgregor, or Robert Fugate

under this Statement shall continue until the undersigned is no longer required to file any Forms

3, 4, and 5 or Schedules 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing.  The undersigned acknowledges that Glenn P. Grove, Jr., Callum Macgregor, or Robert Fugate is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of

1934.

Date: April 26, 2016

       ____________________________________

       R. Randall Rollins